Exhibit 3.44

RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

DELL REVOLVER COMPANY L.P.

A Delaware Limited Partnership

Restated effective as of August 9, 2005

DELL REVOLVER COMPANY L.P.

RESTATED AGREEMENT OF LIMITED PARTNERSHIP

This Restated Agreement of Limited Partnership of Dell Revolver Company L.P. (“Agreement”) is made and entered into effective August 9, 2005, by and between Dell Revolver GP L.L.C., a Delaware limited liability company (“DR GP”), as the General Partner, and Dell Funding L.L.C., a Nevada limited liability company (“DF LP”), as the Limited Partner.

ARTICLE I

DEFINITIONS AND USAGE

1.1 Definitions. As used in this Agreement, the following terms have the respective meanings specified below:

(a) “Act” means the Delaware Revised Uniform Limited Partnership Act and any successor statute, as amended from time to time.

(b) “Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c) “Agreement” means this Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

(d) “Capital Contribution” means any contribution by a Partner to the capital of the Partnership.

(e) “Certificate” means the Certificate of Limited Partnership filed by the General Partner with the Secretary of State of the State of Delaware in connection with the formation of the Partnership.

(f) “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

(g) “DR GP” means Dell Revolver GP L.L.C., a Delaware limited liability company.

(h) “DF LP” means Dell Funding L.L.C., a Nevada limited liability company.

(i) “General Partner” means DR GP or any Transferee of all or part of the General Partner’s Interest that is admitted to the Partnership as a Partner with respect to the Transferred Interest pursuant to Section 7.3.

(j) “Interest” means all of a Partner’s rights and interests in the Partnership in its capacity as a Partner, as provided in this Agreement or the Act.

(k) “Limited Partner” means DF LP or any Transferee of all or part of the Limited Partner’s Interest that is admitted to the Partnership as a Partner with respect to the Transferred Interest pursuant to Section 7.3.

(l) “Liquidator” has the meaning specified in Section 8.5.

(m) “Partner” means the General Partner or the Limited Partner or any other Person hereafter admitted to the Partnership as a Partner pursuant to Section 7.3, but does not include any Person who has ceased to be a Partner.

(n) “Partnership” means the Delaware limited partnership formed pursuant to this Agreement.

(o) “Partnership Percentage” means (a) with respect to the General Partner, 0.01%, and (b) with respect to the Limited Partner, 99.99%.

(p) “Permitted Indemnitee” means (1) any Partner, (2) any Person who was or is an officer, manager, agent or employee of the Partnership, (3) any Person who was or is a director, officer, manager, agent or employee of a Partner (to the extent such Person was properly engaged in activities for and on behalf of the Partnership) and (4) any Person who was or is serving as a director, officer, manager, agent, employee, trustee or similar functionary of another Person at the request of the Partnership or the General Partner (acting for and on behalf of the Partnership).

(q) “Person” means an individual or a partnership, joint venture, limited liability company, limited liability partnership, corporation, cooperative, trust, estate, unincorporated organization, association or other entity.

(r) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

(s) “Transaction Documents” means all the contracts and agreements described in Exhibit A, as they may be amended, modified or restated from time to time.

(t) “Transfer” means, when used with respect to an Interest, a sale, transfer, assignment, gift, donation, exchange, pledge, hypothecation, mortgage or any other disposition of such Interest (whether voluntary or involuntary by operation of law, court order, judicial process, foreclosure, levy, attachment or otherwise); and the terms “Transfer” (when used as a verb), “Transferred,” “Transferee” and “Transferor” shall have correlative meanings.

1.2 Construction.

(a) Whenever the context permits, the gender of all words used in this Agreement includes the masculine, feminine and neuter, and words of the singular number shall be deemed to include the plural number ( and vice versa). As used in this Agreement, the term “including” shall mean “including, without limitation.”

(b) Unless the context makes clear to the contrary, all references in this Agreement to an Article or a Section refer to articles and sections of this Agreement. When used in this Agreement, the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The captions of the Articles, Sections, subsections and paragraphs hereof have been inserted as a matter of convenience of reference only and shall not affect the meaning or construction of any of the terms or provisions of this Agreement.

ARTICLE II

ORGANIZATION

2.1 Formation. The Partnership has been formed as a Delaware limited partnership pursuant to and in accordance with the provisions of the Act.

2.2 Name. The name of the Partnership is “Dell Revolver Company L.P.”, and all Partnership business shall be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time. The Partners shall execute, and the General Partner shall cause to be filed with the proper offices in each jurisdiction in which the Partnership conducts business, any certificates that may be required by the fictitious or assumed name act or similar statute in effect with respect to such jurisdiction.

2.3 Registered Office; Registered Agent; Principal Office. The registered office of the Partnership in the State of Delaware, and the registered agent for service of process on the Partnership at such registered office, shall be the office and agent named in the Certificate or such other office or agent as the General Partner may designate from time to time in the manner provided by law. The principal office of the Partnership shall be at

One Dell Way, Round Rock, Texas 78682 or such other place as the General Partner may designate from time to time. The Partnership may have such other offices as the General Partner may designate from time to time.

2.4 Purpose. The purpose of the Company is to transact any and all lawful business for which limited liability companies may be organized under the Act, and to do all things necessary or incidental thereto to the fullest extent permitted by law.

2.5 Foreign Qualification. The General Partner shall cause the Partnership to comply, to the extent procedures are available and those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Partnership as a foreign limited partnership in each jurisdiction other than Delaware in which the Partnership conducts business or owns or leases property. The Partners shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, continue and terminate the Partnership as a foreign limited partnership in all such jurisdictions.

2.6 Term. The Partnership shall commence upon the filing of the Certificate with the Secretary of State of the State of Delaware, and shall continue in existence until terminated pursuant to the provisions of Article VIII.

2.7 Mergers and Exchanges. The Partnership may be a party to a merger, consolidation or other reorganization of the types permitted by the Act.

ARTICLE III

PARTNERS AND CAPITAL CONTRIBUTIONS

3.1 Partners. The sole initial General Partner of the Partnership is DR GP, and the sole initial Limited Partner of the Partnership is DF LP, each of which shall be admitted to the Partnership as a Partner effective with the commencement of the Partnership.

3.2 Capital Contributions.

(a) Each of the Partners shall make an initial Capital Contribution in an amount equal to the product of $1,000.00 multiplied by such Partner’s Partnership Percentage. The Partners shall make such further Capital Contributions as are agreed between them from time to time, such agreement to make additional Capital Contributions being deemed to have been given by the Partners if cash or other assets are contributed to the Partnership in accordance with the Transaction Documents. Any such further Capital Contributions shall be made by the Partners pro rata in accordance with their respective Partnership Percentages. Notwithstanding the foregoing, for so long as the Partnership has outstanding debt held by Persons other than Affiliates of the Partnership, the Partners shall not make significant Capital Contributions in the form of cash to retire such debt.

(b) Except as otherwise provided in this Agreement, no Partner shall be entitled to any interest on its Capital Contributions or the balance in its capital account, and neither Partner shall have any right to demand or receive the return of its Capital Contribution or the balance in its capital account.

(c) Except as specifically provided in this Agreement, no Partner may contribute capital to, or withdraw capital from, the Partnership. To the extent any money or property that any Partner is entitled to receive pursuant to any provision of this Agreement would constitute a return of capital, each of the other Partners consents to the withdrawal of such capital.

(d) Loans by a Partner to the Partnership shall not be considered Capital Contributions.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocations. For each fiscal year of the Partnership, the net income or net loss of the Partnership, and each item of Partnership income, gain, loss, deduction and credit for federal income tax purposes, shall be allocated to the Partners pro rata in accordance with their respective Partnership Percentages; provided, however, that items of income, gain, loss, deduction and credit associated with any property contributed to the capital of the Partnership shall, in accordance with Section 704(c) of the Code, be allocated to the Partners so as to take account of any variation between the adjusted tax basis and the fair market value of such property at the time of contribution.

4.2 Distributions. From time to time, the General Partner shall determine to what extent (if any) the Partnership’s cash on hand exceeds its current and anticipated needs. If such an excess exists, the General Partner may in its sole discretion cause the Partnership to distribute to the Partners an amount in cash equal to that excess. Any such distributions shall be made to the Partners pro rata in accordance with their respective Partnership Percentages. Notwithstanding any provision in this Agreement to the contrary, the Partnership shall not make, and the General Partners shall not approve, any distribution to a Partner on account of its interest in the Partnership if such distribution would (a) violate the Act or other applicable law or (b) constitute a default or event of default under the Transaction Documents.

4.3 Capital Accounts. The Partnership shall compute and maintain a capital account for each Partner in accordance with the provisions of section 1.704-1(b)(2)(iv) of the Treasury Regulations promulgated under the Code.

ARTICLE V

MANAGEMENT

5.1 General. The powers of the Partnership shall be exercised by or under the authority of, and the business and affairs of the Partnership shall be managed by or under the direction of, the General Partner. The acts of the General Partner, taken on behalf of the Partnership, shall be binding on the Partnership. Any Person dealing with the Partnership may rely on the authority of the General Partner in taking any action in the name of the Partnership without inquiry into the provisions of this Agreement or compliance herewith, regardless whether that action is actually taken in accordance with the provisions of this Agreement. Except as otherwise provided in this Agreement, the Limited Partner shall not have any right of control or management power over the business or affairs of the Partnership.

5.2 Powers of the General Partner. Subject to the limitations set forth in this Agreement, the General Partner shall have full and exclusive power and authority to do, on behalf of the Partnership, all things deemed necessary, appropriate or desirable by it to conduct, direct and manage the business and affairs of the Partnership and, in connection therewith, shall have all powers, statutory or otherwise, possessed by general partners of limited partnerships under the laws of the State of Delaware. To the fullest extent permitted by law, the Partnership, and the General Partner on behalf of the Partnership, may enter into and perform the Transaction Documents to which it is a party and all documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Partner or other Person.

5.3 Conflicts of Interest. The Partners at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, with no obligation to offer to the Partnership or the other Partner the right to participate in any such ventures. The Partnership may transact business with the Partners.

5.4 Officers, Managers and Agents.

(a) General. The General Partner may appoint officers, managers or agents of the Partnership and may delegate to such officers, managers or agents all or part of the powers, authorities, duties or responsibilities possessed by or imposed on the General Partner pursuant to this Agreement.

(b) Officers. The officers of the Partnership may consist of a President, one or more Vice Presidents, a Treasurer, one or more Assistant Treasurers, a Secretary, one or more Assistant Secretaries and such other officers as the General Partner may from time to time appoint. A single Person may hold more than one office. The officers shall be appointed from time to time by the General Partner. Each officer shall hold office until his successor is chosen, or until his death, resignation or removal from office. Each officer of the Partnership shall have such powers and duties with respect to the business and affairs of the Partnership, and shall be subject to such restrictions and limitations, as are described below or otherwise prescribed from time to time by the General Partner; provided, however, that each officer shall at all times be subject to the direction and control of the General Partner in the performance of such powers and duties.

(1) President. The President of the Partnership shall have all general executive rights, power, authority, duties and responsibilities with respect to the management and control of the business and affairs of the Partnership. The President shall have full power and authority to bind the Partnership and to execute any and all contracts, agreements, instruments or other documents for and on behalf of the Partnership, and any and all such actions properly taken by the President of the Partnership shall have the same force and effect as if taken by the General Partner. Unless otherwise determined by the General Partner, the President shall be the chief executive officer of the Partnership and may include those words in his title.

(2) Vice Presidents. Each Vice President of the Partnership shall have such duties and responsibilities with respect to the conduct of the business and affairs of the Partnership as are assigned from time to time by the General Partner or the President. Each Vice President of the Partnership shall have full power and authority to bind the Partnership and to execute any and all contracts, agreements, instruments or other documents for and on behalf of the Partnership, and any and all such actions properly taken by a Vice President of the Partnership shall have the same force and effect as if taken by the General Partner.

(3) Treasurer and Assistant Treasurers. The Treasurer of the Partnership shall have responsibility for the custody and control of all funds of the Partnership and shall have such other powers and duties as may from time to time be assigned by the General Partner or the President. The Treasurer of the Partnership may delegate to any Assistant Treasurer of the Partnership such of the Treasurer’s duties and responsibilities as the Treasurer deems advisable, and (subject to the control and supervision of the Treasurer) such Assistant Treasurer may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Treasurer.

(4) Secretary and Assistant Secretaries. The Secretary of the Partnership shall prepare and maintain all records of Partnership proceedings and may attest the signature of any authorized officer of the Partnership on any contract, agreement, instrument or other document and shall have such other powers and duties as may from time to time be assigned by the General Partner or the President. The Secretary of the Partnership may delegate to any Assistant Secretary of the Partnership such of the Secretary’s duties and responsibilities as the Secretary deems advisable, and (subject to the control and supervision of the Secretary) such Assistant Secretary may exercise such delegated duties and responsibilities as fully, and with the same force and effect, as the Secretary.

Only the President or a Vice President of the Partnership shall have the power and authority to bind the Partnership and to execute a contract, agreement, instrument or other document for and on behalf of the Partnership; neither the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Partnership shall have any power or authority to bind or sign on behalf of the Partnership (unless such Person is also the President or a Vice President of the Partnership, in which case, such power or authority must be exercised in his capacity as the President or a Vice President, as the case may be). Notwithstanding the above, (i) the General Partner may establish from time to time limits of authority for any or all of the Partnership’s officers with respect to the execution and delivery of negotiable instruments or contracts for and on behalf of the Partnership, and (ii) the General Partner may approve processes and procedures whereby the power and authority of the President or a Vice President to execute a contract, agreement, instrument or other document on behalf of the Partnership may be delegated to another Person.

5.5 Withdrawal of General Partner. The General Partner hereby agrees that it will not withdraw from the Partnership as General Partner, except in connection with, and contemporaneously with or following, a Transfer of its Interest in accordance with the provisions of Section 7.1 or 7.2 and the admission of the Transferee as a Partner pursuant to Section 7.3.

5.6 Rights and Obligations of the Limited Partner.

(a) No Management Rights. Except as expressly provided in this Agreement, the Limited Partner shall not participate in the management or control of the Partnership’s business, be authorized to transact any business for the Partnership or have the power to act for or bind the Partnership.

(b) Limited Liability. Except as provided by the Act or by the terms of this Agreement or any other agreement with the Partnership, the Limited Partner shall not have any personal liability for the expenses, liabilities or obligations of the Partnership and shall have no personal liability or obligation to make further contributions to the capital of the Partnership.

5.7 Exculpation and Indemnification.

(a) Exculpation. To the fullest extent permitted by law, no Permitted Indemnitee shall be liable to the Partnership or any other Person who has an interest in or claim against the Partnership for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Permitted Indemnitee in good faith on behalf of the Partnership and in a manner reasonably believed to be within the scope of the authority conferred on such Permitted Indemnitee by or pursuant to this Agreement.

(b) Right to Indemnification. The Partnership may indemnify any and all Permitted Indemnitees against any and all liability and reasonable expense that may be incurred by them in connection with or resulting from any Proceeding, any appeal in a Proceeding or any inquiry or investigation that could lead to a Proceeding, all to the fullest extent permitted by applicable law. The Partnership may pay or reimburse, in advance of the final disposition of the Proceeding, all reasonable expenses incurred by any Permitted Indemnitee who was, is, or is threatened to be made a named defendant or respondent in a Proceeding to the fullest extent permitted by applicable law. The rights of indemnification provided for in this Section shall be in addition to all rights to which any Permitted Indemnitee may be entitled under any agreement or vote of Partners or as a matter of law or otherwise. Notwithstanding the foregoing, no indemnity payment from funds of the Partnership (as distinct from funds from other sources, such as insurance) of any indemnity under this subsection shall be payable from amounts allocable to any other Person pursuant to the Transaction Documents.

(c) Insurance. The Partnership may purchase or maintain insurance on behalf of any Permitted Indemnitee against any liability asserted against him and incurred by him as, or arising out of his status as, a Permitted Indemnitee, whether or not the Partnership would have the power to indemnify him against the liability under the Act or this Agreement.

(d) Savings Clause. If this Section or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Permitted Indemnitee as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any Proceeding to the fullest extent permitted by any applicable portion of this Section that shall not have been invalidated and to the fullest extent permitted by applicable law.

(e) Acknowledgement. IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS SECTION COULD INVOLVE INDEMNIFICATION OF A PERSON FOR HIS, HER OR ITS ORDINARY NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY. NOTWITHSTANDING THIS SECTION 5.7, THE OBLIGATIONS OF THE PARTNERSHIP UNDER THIS SECTION 5.7 SHALL NOT APPLY TO ACTIONS THAT ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION TO CONSTITUTE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR FRAUD.

ARTICLE VI

BOOKS, RECORDS, ACCOUNTS AND TAX MATTERS

6.1 Maintenance of Books. The General Partner (or such other Person as the General Partner may designate from time to time) shall cause the Partnership to keep books and records of account regarding the Partnership’s business. The books of account for the Partnership shall be maintained on the accrual basis.

6.2 Fiscal Year. The fiscal year of the Partnership shall be determined by the General Partner.

6.3 Bank and Investment Accounts. The General Partner shall establish and maintain on behalf of the Partnership such banking and investment arrangements (including arrangements with respect to the establishment and maintenance of accounts with financial institutions) as from time to time become necessary, appropriate or desirable in the opinion of the General Partner. All resolutions set forth in a standard form resolution of any commercial bank or financial or investment institution at which one or more such accounts are established are hereby approved and adopted and shall constitute resolutions duly and validly adopted by the General Partner, on behalf of the Partnership, as if set forth herein and may be certified as such.

6.4 Tax Reporting and Elections.

(a) The General Partner shall arrange for the preparation and filing of all necessary tax returns for the Partnership. The Partners hereby appoint the General Partner as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) for federal income tax purposes. As such, the General Partner shall be authorized to take all action regarding the determination, assessment and collection of federal income tax under the Code.

(b) The General Partner shall cause the Partnership to make such elections for federal income tax purposes as it deems to be in the best interests of the Partnership and the Partners.

ARTICLE VII

TRANSFER OF PARTNERSHIP INTERESTS

7.1 General. Except as provided in Section 7.2, neither Partner may Transfer any portion of its Interest without the express written consent of the other Partner (which consent may be given or withheld in each Partner’s sole, absolute and unfettered discretion). Any Transfer or purported Transfer of an Interest not made in accordance with this Section shall be null and void.

7.2 Transfers to Affiliates. Notwithstanding the provisions of Section 7.1, a Partner may, without the consent of the other Partner, Transfer all or a portion of its Interest to an Affiliate of such Partner, so long as such Affiliate is admitted to the Partnership as a Partner pursuant to Section 7.3.

7.3 Admission of Transferee as Partner.

(a) A Transferee of all or part of an Interest in compliance with the provisions of Section 7.1 or 7.2 shall become a Partner with respect to the Transferred Interest only if the Transferor has expressly consented thereto in writing and the Transferee has executed an instrument (in form and substance reasonably satisfactory to the General Partner) accepting, adopting and agreeing to be bound by the terms and conditions of this Agreement. Upon satisfaction of these conditions with respect to a particular Transferee, the Partners shall cause this Agreement (and, if necessary, the Certificate) to be duly amended to reflect the admission of the Transferee as a Partner.

(b) Until admitted as a Partner pursuant to subsection (a) of this Section, a Transferee of all or a part of an Interest shall have only the rights afforded to an assignee of a partnership interest pursuant to the Act. A Transferee that becomes a Partner shall have, to the extent of the Interest Transferred to it, all of the rights and powers, and shall be subject to all the restrictions and obligations, of a Partner under this Agreement and the Act.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION

8.1 Dissolution. The Partnership shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) The dissolution or bankruptcy of the sole remaining General Partner, unless in either case the Limited Partner agrees in writing, within 90 days after the occurrence of such event, to continue the Partnership;

(b) The sale or other disposition of all or substantially all the assets of the Partnership, unless all the Partners agree in writing, within 90 days after the occurrence of such event, to continue the Partnership;

(c) The written consent of all the Partners to dissolve the Partnership; or

(d) The entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act.

8.2 Liquidation. On dissolution of the Partnership, the General Partner (or in the event dissolution is caused by an event described in Section 8.1(a), a liquidator selected by the Limited Partner) shall be the liquidator of the Partnership. The liquidator shall wind up the affairs of the Partnership and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne by the Partnership as a Partnership expense. Until final distribution, the liquidator shall continue to operate the Partnership properties subject to the provisions of this Agreement and, in that regard, shall have and may exercise, without further authorization or consent of any of the Partners, all the powers conferred upon the General Partner under the terms of this Agreement. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) The liquidator shall pay, satisfy or discharge from Partnership assets all of the debts, liabilities and obligations of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of an escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine);

(c) Any Partner with a negative balance in its capital account shall make a Capital Contribution in such amount as is necessary to return such capital account balance to zero; and

(d) The liquidator shall distribute all remaining assets of the Partnership to the Partners in accordance with the provisions of Section 8.3.

8.3 Liquidating Distributions to Partners.

(a) Liquidating distributions pursuant to Section 8.2(c) shall be made to the Partners pro rata in accordance with the positive balances in their respective capital accounts.

(b) Liquidating distributions may be made in cash or in the form of property. In the event that any property is distributed to the Partners in kind pursuant to this Section, appropriate adjustments shall be made to the Partners’ capital accounts to take account of any variation between the adjusted tax basis and the fair market value of such property at the time of distribution.

(c) Upon the liquidation of a Partner’s Interest, liquidating distributions with respect thereto shall be made on or before the later of the end of the Partnership’s taxable year (determined without regard to section 706(c)(2)(A) of the Code) in which such liquidation occurs or the 90th day after the date of such liquidation. For purposes of this subsection, a liquidation of a Partner’s Interest shall be deemed to occur upon the earlier of (1) the date upon which the Partnership is terminated pursuant to section 708(b)(1) of the Code, (2) the date upon which the Partnership ceases to be a going concern or (3) the date upon which there is a liquidation of the Partner’s Interest within the meaning of section 761(d) of the Code.

8.4 Certificate of Cancellation. On completion of the liquidating distributions as provided herein, the Partnership shall be considered terminated, and the liquidator shall file a Certificate of Cancellation with the Secretary of State of the State of Texas and shall take such other actions as may be necessary, appropriate or desirable to terminate the Partnership.

ARTICLE IX

GENERAL PROVISIONS

9.1 Amendments. This Agreement may not be amended, modified or supplemented whatsoever except in a written instrument duly authorized and executed by both Partners.

9.2 Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the Partners and their successors and assigns.

9.3 Governing Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Delaware.

9.4 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, that provision shall be fully severable, the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected thereby and that provision shall be enforced to the greatest extent permitted by law.

9.5 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Partnership.

9.6 Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Partnership, and no Partner shall be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Partner.

(SIGNATURE PAGE ATTACHED)

In witness whereof, the Partners have executed this Agreement effective as of the date first set forth above.

GENERAL PARTNER: DELL REVOLVER GP L.L.C.

Address: One Dell Way Round Rock, Texas 78682-2244

Date: August 9, 2005	By:
Name: Thomas H. Welch, Jr.
Title: Vice President

LIMITED PARTNER: DELL FUNDING L.L.C.

Address: One Dell Way Round Rock, Texas 78682-2244

Date: August 9, 2005	By:	/s/ Mindy Riddle
Name: Mindy Riddle
Title: Vice President

14

In witness whereof, the Partners have executed this Agreement effective as of the date first set forth above.

GENERAL PARTNER: DELL REVOLVER GP L.L.C.

Address: One Dell Way Round Rock, Texas 78682-2244

Date: August 9, 2005	By:	/s/ Thomas H. Welch, Jr.
Name: Thomas H. Welch, Jr.
Title: Vice President

LIMITED PARTNER: DELL FUNDING L.L.C.

Address: One Dell Way Round Rock, Texas 78682-2244

Date: August 9, 2005	By:
Name: Mindy Riddle
Title: Vice President

EXHIBIT A

TRANSACTION DOCUMENTS

1. This Agreement of Limited Partnership of Dell Revolver Company L.P.;

2. Dell Preferred Account Servicing Agreement between Dell Revolver Company L.P. and Dell Financial Services L.P.;

3. Dell Preferred Account Receivables Purchase Agreement between CIT Bank and Dell Revolver Company L.P.

4. Transfer, Servicing and Administration Agreement between Dell Revolver Company L.P., Transferor, Dell Financial Services L.P., Servicer, Dell Inc., Administrator, and Dell Asset Revolving Trust, Issuer;

5. Issuer Trust Agreement between Dell Revolver Company L.P., as Transferor, Dell Inc., as Administrator, and [OWNER TRUSTEE], as Owner Trustee;

6. Note Purchase Agreement among Dell Revolver Company L.P., as Transferor, Dell Financial Services L.P., as Servicer, Dell Inc., as Administrator, [CONDUIT], as Conduit Purchaser, and [AGENT] as Agent and as a Liquidity Purchaser; and

7. Any other agreements, documents, contracts or certificates that are referred to or contemplated by any of the foregoing documents.

First Amendment to the

Agreement of Limited Partnership of Dell Revolver Company L.P.

This First Amendment (this “First Amendment”) to the Agreement of Limited Partnership of Dell Revolver Company L.P., a Delaware limited partnership (the “Company”), dated as of July 13, 2005 (the “Company LP Agreement”), is made as of August 16, 2013. All capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Company LP Agreement.

WHEREAS, effective as of August 9, 2005, Dell Equipment GP L.L.C., a Delaware limited liability company, assigned the Interest of the General Partner to Dell Revolver GP L.L.C., a Delaware limited liability company (the “GP”) and the GP was admitted to the Partnership as a Partner with respect to the Transferred Interest pursuant to Section 7.3 of the Company LP Agreement;

WHEREAS, effective as of September 21, 2005, Dell Funding L.L.C., a Nevada limited liability company, assigned the Interest of the Limited Partner to Dell Revolver Funding L.L.C., a Nevada limited liability company (the “LP”) and the LP was admitted to the Partnership as a Partner with respect to the Transferred Interest pursuant to Section 7.3 of the Company LP Agreement;

WHEREAS, as all of the Partners, the GP and LP have the power to amend the Company LP Agreement pursuant to Section 9.1 of the Company LP Agreement; and

WHEREAS, the GP and LP wish to amend the Company LP Agreement in order to correctly reference the names of the Partners and as further set forth below.

NOW, THEREFORE, the Company LP Agreement is hereby amended as follows:

1. Amendment. The preamble of the Company LP Agreement is hereby deleted in its entirety and replaced by the following: “This Agreement of Limited Partnership of Dell Revolver Company L.P. (“Agreement”), dated July 13, 2005, is adopted by Dell Revolver GP L.L.C., a Delaware limited liability company (“DE GP”) as the General Partner, and Dell Revolver Funding L.L.C., a Nevada limited liability company (“DF LP”), as the Limited Partner.”

2. Amendment. Section 1.1(g) is hereby deleted in its entirety and replaced with the following “Intentionally Omitted.”.

3. Amendment. Section 1.1(h) is hereby deleted in its entirety and replaced with the following “Intentionally Omitted.”

4. Amendment. Section 3.1 is hereby deleted in its entirety and replaced with “The sole General Partner of the Partnership is DE GP and the sole Limited Partner of the Partnership is DF LP.”

5. Amendment. Section 3.2(a) is hereby amended by deleting the first sentence in its entirety and replaced with the following: “Each of the Partners has made (or is deemed to have made) the Capital Contributions that are reflected in such Partner’s capital account maintained by the Partnership.”.

6. Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

[Signature Page Follows]

IN WITNESS WHEREOF, the GP and the LP have executed this First Amendment, effective as of the date first set forth above.

GP:

Dell Revolver GP L.L.C.

By:	/s/ Janet B. Wright
Name: Janet B. Wright
Title: Vice President and Assistant Secretary

LP:

Dell Revolver Funding L.L.C.

By:	/s/ Janet B. Wright
Name: Janet B. Wright
Title: Vice President and Assistant Secretary

Acknowledgement of No Effect

of

First Amendment dated August 16, 2003

This Acknowledgement of No Effect (this “Acknowledgment”) of First Amendment dated August 16, 2013 (the “First Amendment”) is made as of October 22, 2013 by and between Dell Revolver GP L.L.C., a Delaware limited liability company (the “GP”), and Dell Revolver Funding L.L.C., a Nevada limited liability company (the “LP”), constituting all of the partners of Dell Revolver Company L.P., a Delaware limited partnership (the “Partnership”).

WHEREAS, effective as July 13, 2005, Dell Equipment GP L.L.C., a Delaware limited liability company (the “Previous GP”), and Dell Funding L.L.C., a Nevada limited liability company (the “Previous LP”), entered into the Agreement of Limited Partnership, dated July 13, 2005 (the “Previous Partnership Agreement”);

WHEREAS, effective as of August 9, 2005, the Previous GP assigned its general partnership interest in the Partnership to the GP and the GP was admitted to the general partner with respect to the transferred general partnership interest pursuant to Section 7.3 of the Previous Partnership Agreement;

WHEREAS, effective as of August 9, 2005, the GP and the Previous LP entered into that certain Restated Agreement of Limited Partnership of the Partnership (the “Current Partnership Agreement”) restating the Previous Partnership Agreement;

WHEREAS, effective as of September 21, 2005, the Previous LP assigned its limited partnership interest in the Partnership to the LP and the LP was admitted to the Partnership as a partner with respect to the limited partnership interest pursuant to Section 7.3 of the Current Partnership Agreement;

WHEREAS, as all of the partners of the Partnership, the GP and the LP executed the First Amendment which purported to amend the Previous Partnership Agreement despite the Previous Partnership Agreement no longer being in effect; and

WHEREAS, the GP and LP wish to confirm that the First Amendment is not operative with respect to the Partnership and has no force or effect.

NOW, THEREFORE, the GP and LP hereby acknowledge and agree that:

1. The First Amendment, which purported to amend the Previous Partnership Agreement after it had been restated by the Current Partnership Agreement, has no force or effect and did not amend in any respect the Current Partnership Agreement.

2. To the extent that the First Amendment is deemed effective for any purpose, the GP and LP hereby revoke the First Amendment and confirm their intention that the First Amendment be void and has no force or effect.

3. This Acknowledgement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

[Signature Page Follows]

Dell - Internal Use - Confidential

IN WITNESS WHEREOF, the GP and the LP have executed this Acknowledgement of No Effect, effective as of the date first set forth above.

GP:

Dell Revolver GP L.L.C.

By:	/s/ Janet B. Wright
Name: Janet B. Wright
Title: Vice President and Assistant Secretary

LP:

Dell Revolver Funding L.L.C.

By:	/s/ Janet B. Wright
Name: Janet B. Wright
Title: Vice President and Assistant Secretary

Dell - Internal Use - Confidential